Exhibit 99.4
HYPERCOM CORPORATION
8888 E. Raintree Drive, Suite 300
Scottsdale, Arizona 85260
September 30, 2010
Dear Hypercom Associate:
As you may already know, today we issued a news release announcing that our Board of Directors has received and unanimously rejected an unsolicited proposal from VeriFone to acquire Hypercom. A copy of our news release is attached.
We should not let this news distract us from the important job at hand – providing superior products, solutions and services to our valued customers. It is in large part because of the hard work and excellence of you, our dedicated associates, that Hypercom is distinguished as a global payment technology leader. We have taken significant market share in Asia and Europe, and are now addressing the North American market with the same tenacious focus. Our sales backlog has never been higher. Our customers praise the quality and value of our products and have increasingly expressed their preference to deal with us over our competitors. I am confident that we can count on each of you to remain as focused as ever on our business, on meeting and exceeding our customers’ expectations, and on maximizing our hard fought gains in the marketplace.
I recognize that you may have questions. While there is little additional information to share at this time, I will keep you updated as there are further developments that I can share with you. Please understand, however, that we are committed to doing what is right and in the best interests of our company, our employees, our customers and our stockholders. We intend to make every effort to protect the value that each of you have created in our company.
It is possible that today’s news will lead to inquiries from external parties. Consistent with company policy, all investor calls should be forwarded to Scott Tsujita at +1-480-642-5161 and all media calls to Pete Schuddekopf at +1-480-642-5383. If you have questions, please do not hesitate to reach out to your manager or any of us on the senior management team.
On behalf of the Board and the entire management team, I thank you again for your hard work and ongoing commitment to Hypercom.
Sincerely,

/s/ Philippe Tartavull
Philippe Tartavull
Chief Executive Officer and President